Exhibit 99.1

PRESS RELEASES

Contact:
JOSEPH MACNOW
(201) 587-1000

JUNE 13, 2005

Vornado Announces Public Offering of $100 Million 6.75% Series H Cumulative Redeemable Preferred Shares and Redemption of $245 million 8.25% Cumulative Redeemable Preferred Units

PARAMUS, NEW JERSEY,..….Vornado Realty Trust (NYSE:VNO) today announced the pricing of a public offering of four million perpetual 6.75% Series H Cumulative Redeemable Preferred Shares, at a price of $25.00 per share, pursuant to an effective registration statement. The Company may redeem the Series H Preferred Shares at a price of $25.00 per share after June 17, 2010. UBS Investment Bank, Citigroup and Wachovia Securities acted as joint book-running managers. In addition, the Company has granted the underwriters an option for 30 days to purchase up to an additional 600,000 Preferred Shares to cover over-allotments.

Further, the Company will redeem the remaining $120 million 8.25% Series D-3 Perpetual Preferred Units and the $125 million 8.25% Series D-4 Perpetual Preferred Units. The Preferred Units will be redeemed on July 14, 2005 at a redemption price equal to $25.00 per unit plus accrued dividends. In conjunction with the redemption, the Company will write-off approximately $6.4 million of issuance costs in the third quarter of 2005.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.